                                                                    EXHIBIT 99.1


FINANCIAL CONTACT:  JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:      CLAIRE S. MCCALL (615) 367-8283



                      GENESCO REPORTS THIRD QUARTER RESULTS
                --DILUTED EARNINGS PER SHARE BEFORE DISCONTINUED
                       OPERATIONS INCREASE 27% TO $0.62--
                         --RAISES FISCAL 2006 GUIDANCE--

NASHVILLE, Tenn., Nov. 22, 2005 -- Genesco Inc. (NYSE: GCO) today reported earnings before discontinued operations of $16.2 million, or $0.62 per diluted share, for the third quarter ended October 29, 2005. This compares with earnings before discontinued operations of $12.4 million, or $0.49 per diluted share, for the third quarter last year. Net sales for the third quarter of fiscal 2006 increased 10% to $316 million compared to $288 million for the third quarter of fiscal 2005.

         Genesco's third quarter earnings reflect a pre-tax gain of $0.9 million, or approximately $0.02 per diluted share, associated with the conclusion of the settlement of a California employment class action more favorably than originally anticipated offset by a pre-tax expense of $0.6 million, or approximately $0.01 per diluted share, related to uninsured property damage from the hurricanes during the quarter.

         Genesco Chairman, President and Chief Executive Officer Hal N. Pennington, said, "Our third quarter performance, which once again exceeded expectations, was driven primarily by same store sales gains and gross margin expansion. These results were particularly gratifying given the external challenges we faced during the quarter -- including hurricanes and rising gasoline prices -- and some difficult internal comparisons against the previous year.
         "Net sales at Journeys rose 11% to approximately $153 million, and both same store sales and footwear unit comps increased 5% for the quarter. The Journeys business was strong across the board. In December, Journeys will open its 700th store, an important milestone that reflects the vibrancy and national appeal of the brand. In addition to seeking further growth in its mall-based store count, Journeys' growth plans include opening additional stores in major city street locations following a successful opening on 34th Street in Manhattan, as well as testing other non-mall venues. Additionally, the continuing strength of the Journeys Kidz business has led us to accelerate our store opening plans for that concept for next year to more than double this year's level.

         "Net sales at Hat World increased 15% to $68 million and same store sales were up 1%, which was in line with expectations, and on top of a 12% comp increase a year ago. Despite the tough comparisons to the robust demand generated by last year's World Series, the Major League Baseball business was on plan, and the NFL, NBA and NHL products all performed well. Hat World remains on track to open about 96 new stores this year, up from 55 last year, and we expect it will have approximately 642 stores in operation at the end of fiscal 2006.

         "Net sales for the Underground Station Group, which includes Jarman, increased 12% to $38 million and comparable store sales rose 9%. Comparable store sales at Jarman declined 5%. Underground Station registered another strong same store sales result, accelerating to a 13% comp increase, following a 12% gain in the second quarter and an 11% increase in the first quarter. Underground Station again expanded its operating margin in the quarter by 300 basis points to 5.1%, driven by better gross margins and improved expense leverage.

         "Johnston & Murphy's net sales were up 2% for the quarter to $39 million, same store sales for Johnston & Murphy shops increased 6%, and footwear unit comps rose 7%. As anticipated, Johnston & Murphy's earnings declined modestly, primarily due to increased investment in brand advertising. Johnston & Murphy continued to experience growth in casual and dress casual footwear and registered solid gains in its accessory business as well.

         "Sales of Dockers Footwear were $17 million compared to $18 million for the same period a year ago. The Stain Defender and Pro Style product has continued to perform strongly and the early response to its Spring 2006 offering is good."

         Genesco also stated that it is revising its fiscal 2006 guidance upward. The Company now expects sales for the year to be approximately $1.28 billion and earnings per share to range from $2.34 to $2.35, including the previously announced charge of approximately $0.04 per share associated with the settlement of a class action lawsuit (adjusted for its more favorable than expected conclusion, as discussed above.)

         Pennington concluded, "As we look toward the holiday selling season, we feel good about our product assortment, brand positioning and forward momentum. We remain focused on improving our platform for growth and driving increased shareholder value into the future."

         This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences, including the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels, and to renew leases in existing stores on schedule and at acceptable expense levels, weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product availability or distribution, unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors (including pricing and promotional discounts), variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

            The Company's live conference call on November 22, 2005, at 7:30 a.m. (Central time) may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

            Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,700 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers and Perry Ellis brands. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

                                 GENESCO INC.

CONSOLIDATED EARNINGS SUMMARY

                                                         Three Months Ended          Nine Months Ended
                                                    OCTOBER 29,  October 30,  OCTOBER 29,  October 30,
In Thousands                                               2005        2004          2005         2004
------------------------------------------------------------------------------------------------------
Net sales                                             $ 316,336    $ 288,398    $ 877,589    $ 759,863
Cost of sales                                           154,825      145,030      430,567      383,928
Selling and administrative expenses                     133,225      119,492      385,429      330,841
Restructuring and other, net                               (789)         664        2,255          572
                                                      ---------    ---------    ---------    ---------
Earnings from operations before interest                 29,075       23,212       59,338       44,522
Interest expense, net                                     2,669        3,138        7,941        7,916
                                                      ---------    ---------    ---------    ---------
EARNINGS BEFORE INCOME TAXES FROM
    CONTINUING OPERATIONS                                26,406       20,074       51,397       36,606

Income tax expense                                       10,168        7,691       19,967       13,592
                                                      ---------    ---------    ---------    ---------
Earnings from continuing operations                      16,238       12,383       31,430       23,014

Provision for discontinued operations, net                  (95)        (440)         (30)        (461)
                                                      ---------    ---------    ---------    ---------
NET EARNINGS                                          $  16,143    $  11,943    $  31,400    $  22,553
                                                      =========    =========    =========    =========

EARNINGS PER SHARE INFORMATION

                                                Three Months Ended         Nine Months Ended
                                          OCTOBER 29,  October 30,  OCTOBER 29,  October 30,
In Thousands (except per share amounts)          2005         2004         2005         2004
--------------------------------------------------------------------------------------------
Preferred dividend requirements            $       67   $       73   $      209   $      219

Average common shares - Basic EPS              22,797       22,041       22,675       21,902

Basic earnings per share:
     Before discontinued operations        $     0.71   $     0.56   $     1.38   $     1.04
     Net earnings                          $     0.71   $     0.54   $     1.38   $     1.02

Average common and common
    equivalent shares - Diluted EPS            27,346       26,388       27,106       26,256

Diluted earnings per share:
     Before discontinued operations        $     0.62   $     0.49   $     1.22   $     0.94
     Net earnings                          $     0.61   $     0.47   $     1.22   $     0.92

                                 GENESCO INC.

CONSOLIDATED EARNINGS SUMMARY

                                                      Three Months Ended         Nine Months Ended
                                                OCTOBER 29,  October 30,  OCTOBER 29,  October 30,
In Thousands                                           2005         2004         2005         2004
--------------------------------------------------------------------------------------------------
Sales:
    Journeys                                      $ 153,109    $ 137,985    $ 400,881    $ 358,011
    Underground Station Group                        38,395       34,273      110,417       97,864
    Hat World                                        68,330       59,477      199,532      135,518
    Johnston & Murphy                                38,981       38,256      121,497      118,210
    Licensed Brands                                  17,457       18,334       45,065       50,037
    Corporate and Other                                  64           73          197          223
                                                  ---------    ---------    ---------    ---------
    NET SALES                                     $ 316,336    $ 288,398    $ 877,589    $ 759,863
                                                  =========    =========    =========    =========
Pretax Earnings (Loss):
    Journeys                                      $  21,551    $  17,830    $  42,270    $  33,076
    Underground Station Group                         1,965          720        3,900          862
    Hat World                                         7,615        7,612       22,355       16,614
    Johnston & Murphy                                 1,404        1,881        6,352        5,666
    Licensed Brands                                   1,781        2,140        3,545        5,195
    Corporate and Other*                             (5,241)      (6,971)     (19,084)     (16,891)
                                                  ---------    ---------    ---------    ---------
   Operating income                                  29,075       23,212       59,338       44,522
   Interest, net                                      2,669        3,138        7,941        7,916
                                                  ---------    ---------    ---------    ---------
TOTAL PRETAX EARNINGS                                26,406       20,074       51,397       36,606

Income tax expense                                   10,168        7,691       19,967       13,592
                                                  ---------    ---------    ---------    ---------
Earnings (loss) from continuing operations           16,238       12,383       31,430       23,014

Provision for discontinued operations, net              (95)        (440)         (30)        (461)
                                                  ---------    ---------    ---------    ---------
NET EARNINGS                                      $  16,143    $  11,943    $  31,400    $  22,553
                                                  =========    =========    =========    =========

* Includes $0.1 million and $0.6 million of other charges for asset impairment and lease terminations in the third quarter and nine months of Fiscal 2006, respectively, and a $0.9 million credit due to a favorable adjustment to the litigation settlement in the third quarter of Fiscal 2006 and a $1.7 million charge for the litigation settlement for the nine months of Fiscal 2006.
  In addition, the third quarter and nine months of Fiscal 2006 include a $0.6 million charge for uninsured property damage from the hurricanes during the quarter. Includes $0.7 million and $1.2 million of other charges for asset impairment and lease terminations in the third quarter and nine months of Fiscal 2005, respectively, offset by a $0.6 million pension curtailment gain in the nine months of Fiscal 2005.

                                  GENESCO INC.

CONSOLIDATED BALANCE SHEET

                                                        OCTOBER 29,  October 30,
In Thousands                                                   2005         2004
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                  $ 33,398     $ 15,012
Accounts receivable                                          22,738       18,823
Inventories                                                 292,798      265,733
Other current assets                                         26,011       23,905
                                                           --------     --------
Total current assets                                        374,945      323,473
                                                           --------     --------
Property and equipment                                      181,630      168,202
Other non-current assets                                    159,130      163,775
                                                           --------     --------
TOTAL ASSETS                                               $715,705     $655,450
                                                           ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable                                           $115,993     $ 93,541

Current portion - long-term debt                                 --       17,000
Other current liabilities                                    62,671       57,197
                                                           --------     --------
Total current liabilities                                   178,664      167,738
                                                           --------     --------
Long-term debt                                              151,250      175,250
Other long-term liabilities                                  74,076       73,211
Shareholders' equity                                        311,715      239,251
                                                           --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $715,705     $655,450
                                                           ========     ========

                                  GENESCO INC.

RETAIL UNITS OPERATED - NINE MONTHS ENDED OCTOBER 29, 2005

                              BALANCE   ACQUISI-                                BALANCE                                     BALANCE
                             01/31/04      TIONS    OPEN     CONV     CLOSE    01/29/05     OPEN      CONV       CLOSE     10/29/05
-----------------------------------------------------------------------------------------------------------------------------------
Journeys                          665                 37        0         7         695       34         0           5          724
    Journeys                      625                 35        0         6         654       33         0           4          683
    Journeys Kidz                  40                  2        0         1          41        1         0           1           41
Underground Station Group         233                 21        0        25         229       15         0          14          230
    Underground Station           137                 21       12         5         165       15         2           6          176
    Jarman Retail                  96                  0      (12)       20          64        0        (2)          8           54
Hat World                           0        503      55        0         6         552       73         0           4          621
Johnston & Murphy                 148                  7        0        13         142        4         0           3          143
    Shops                         115                  3        0        11         107        4         0           2          109
    Factory Outlets                33                  4        0         2          35        0         0           1           34
                                -----      -----   -----    -----     -----       -----    -----     -----       -----        -----
Total Retail Units              1,046        503     120        0        51       1,618      126         0          26        1,718
                                =====      =====   =====    =====     =====       =====    =====     =====       =====        =====


RETAIL UNITS OPERATED - THREE MONTHS ENDED OCTOBER 29, 2005

                                                     BALANCE                                                          BALANCE
                                                    07/30/05            OPEN             CONV            CLOSE       10/29/05
-----------------------------------------------------------------------------------------------------------------------------
Journeys                                                 711              15                0                2            724
    Journeys                                             670              15                0                2            683
    Journeys Kidz                                         41               0                0                0             41
Underground Station Group                                226              11                0                7            230
    Underground Station                                  168              11                0                3            176
    Jarman Retail                                         58               0                0                4             54
Hat World                                                593              30                0                2            621
Johnston & Murphy                                        142               2                0                1            143
    Shops                                                107               2                0                0            109
    Factory Outlets                                       35               0                0                1             34
                                                       -----           -----            -----            -----          -----
Total Retail Units                                     1,672              58                0               12          1,718
                                                       =====           =====            =====            =====          =====


Constant Store Sales

                                                            Three Months Ended                  Nine  Months Ended
                                                  OCTOBER 29,      October 30,        OCTOBER 29,      October 30,
                                                         2005             2004               2005             2004
------------------------------------------------------------------------------------------------------------------
Journeys                                                   5%               7%                 6%               6%
Underground Station Group                                  9%              -5%                 9%              -6%
    Underground Station                                   13%              -2%                12%              -5%
    Jarman Retail                                         -5%              -9%                 0%              -7%
Johnston & Murphy                                          5%              -1%                 6%               2%
    Shops                                                  6%               0%                 6%               2%
    Factory Outlets                                        5%              -2%                 5%               3%
                                                       -----            -----              -----            -----
Total Constant Store Sales                                 6%               4%                 7%               3%
                                                       =====            =====              =====            =====

Hat World                                  1%     12%      4%     --
     April 1, 2004 - October 30, 2004     --      --      --      15%
                                        ====    ====    ====    ====